Exhibit 10.5

September 30, 2014

Sunshine Kaidi New Energy Group Co., Ltd. Attn: Mr. Chen T1 Jiangxia Avenue Eastlake Newtech Development Zone, Wuhan, China

Re:	MIPSA Closing Date

Dear Mr. Chen:

Reference is hereby made to that certain Membership Interest Purchase and Sale Agreement (the “MIPSA”) dated as of February 28, 2014, by and among Rentech, Inc. (“Seller”), Sunshine Kaidi New Energy Group Co., Ltd. (“Buyer”), and RES USA, LLC (the “Company”), as amended. All capitalized terms shall have the same meaning as ascribed to them in the MIPSA unless otherwise defined herein.

1. Amendment of the MIPSA Closing Date. Section 2.1 of the MIPSA is hereby deleted in its entirety and replaced with the following:

“The closing of the Sale provided for in Article 1 (the “Closing”) shall take place by facsimile, electronic mail, or overnight courier delivery as the Parties may mutually determine, commencing at 9:00 a.m. Pacific Standard Time, as soon as possible, but in no event later than October 31, 2014 (subject to the satisfaction or waiver of the conditions set forth in Article 9 and Article 10 that by their nature are to be satisfied at Closing) or such other date or time as Buyer and Seller mutually determine (the “Closing Date”).”

Notwithstanding anything to the contrary herein or in the MIPSA, in the event that the Closing does not take place by October 31, 2014 and such failure is not caused by Seller, Seller shall not be deemed to have waived, and expressly reserves, any remedies available to Seller due to Purchaser’s failure close by September 30, 2014, including without limitation any damages suffered between September 30, 2014 and October 31, 2014.

2. No Waiver. This letter agreement shall in no way be considered, nor is it intended to be, a waiver by any party hereto of any condition precedent to its obligation to perform under the MIPSA.

3. Continuing Effect. Subject only to the amendments, modifications or stipulations herein contained, the terms, conditions, stipulations and provisions of the MIPSA shall remain valid and binding on the parties thereto. In the event of any inconsistency between the MIPSA and this letter agreement, the provisions set forth herein shall prevail.

10877 Wilshire Boulevard, Suite 600 — Los Angeles, CA 90024 — T: 310.571.9800 — F: 310.571.9799

www.rentechinc.com

4. Governing Law. This letter agreement is governed by and is to be construed in accordance with the laws of Hong Kong.

10877 Wilshire Boulevard, Suite 710 — Los Angeles, CA 90024 — T: 310.571.9800 — F: 310.571.9799

www.rentechinc.com

This letter agreement shall become valid and binding upon the execution by Seller and Buyer on the date first above written. This letter agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

Very truly yours,

RENTECH, INC.

By:	/s/ Harold A. Wright

Name:	Harold A. Wright

Title:	SVP and Chief Technology Officer

Acknowledged and Agreed:

SUNSHINE KAIDI NEW ENERGY GROUP CO., LTD.

By:	/s/ Chen Yilong

Name:	Chen Yilong

Title:	Chairman

10877 Wilshire Boulevard, Suite 710 — Los Angeles, CA 90024 — T: 310.571.9800 — F: 310.571.9799

www.rentechinc.com